Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-84904) of Kyocera Corporation, and the Registration Statement on Form S-8 (File Nos. 333-00890, 333-85561, and 333-37201) of AVX Corporation of our report, dated May 3, 2002 relating to the financial statements which appear in this Form 10-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Atlanta, Georgia
June 18, 2002